UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 12, 2009

Global Aircraft Solutions, Inc. (Exact name of registrant as specified in its charter)

Nevada	000-28575	84-1108499
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

P.O. Box 23009 Tucson, AZ 85734 (Address of principal executive offices) (Zip Code)

(520) 294-3481 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02(c) .      Departure of Director or Principal Officer; Election of Director; Appointment of Principal Officers.

On January 14, 2009, Global Aircraft Solutions, Inc. (Global) retained Big Four CPAs, Inc. to act as a consultant with respect its restructuring negotiations with its creditors, and S. Scott Webb, a principal of Big Four CPAs, Inc. will become, effective immediately, the Chief Restructuring Officer for Global and its affiliates and subsidiaries. The term of the agreement is the earlier of December 31, 2010 or written notice of termination by either party. Compensation includes a fee of $12,500 per month, plus expenses, plus a success fee equal to three percent (3%) of any net operating cash flow of Global for calendar years 2009 and 2010.

Spencer Scott Webb, age 37, is a Certified Public Accountant with 14 years of accounting and finance experience, including four years of public accounting experience with Deloitte & Touche and three years with a major public retail company, Eckerd Corporation. Webb holds a Bachelor’s degree in Political Science with a minor in Economics from St. Francis Xavier University in Nova Scotia. He also completed accounting graduate studies at the University of South Florida. S. Scott Webb is a member of the American Institute of Certified Public Accountants (AICPA), Florida Institute of Certified Public Accountants (FICPA), and the Institute of Management Accountants (IMA).

Item 8.01.      Other Events.

On January 12, 2009, the Board of Directors of Global authorized the employment of the law offices of Lane & Nach, P.C. to represent Global relating to its negotiations with its major creditors to arrive at a resolution of outstanding issues, which may include restructuring through a formal proceeding.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Aircraft Solutions, Inc.:
(Registrant)

Date: January 14, 2009	By: /s/ Gordon Hamilton Name: Gordon Hamilton Title: Chief Executive Officer